Exhibit 99.1

Provention Bio Announces Changes to its Board of Directors

-	Nancy Wysenski, a Seasoned Pharmaceutical Executive with Rare Disease and Commercialization Experience, Appointed as a New Director-
-	Anthony DiGiandomenico Steps Down as a Director After Three Years of Service-

OLDWICK, N.J., May 20, 2020 /PRNewswire/ — Provention Bio, Inc. (Nasdaq: PRVB), a clinical-stage biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today announced two changes to its board of directors.

Nancy Wysenski has been appointed to Provention’s board of directors. Ms. Wysenski, the former Chief Commercial Officer of Vertex Pharmaceuticals, brings over 30 years of leadership in biotechnology and pharmaceuticals, and a proven track record in innovative therapeutic launches and corporate value creation, including rare life-impacting diseases with high unmet need.

“I am excited to join the board of Provention and bring my strategic marketing, market access, and launch experience as the Company builds out its commercial organization and prepares for the potential launch of teplizumab,” said Nancy Wysenski. “I am looking forward to working with my fellow directors and the management team to advance this important treatment in type one diabetes (T1D).”

Mr. DiGiandomenico has stepped down as director after three years of service on the board of Provention.

“The addition of Nancy to our Board confirms our commitment to bringing our potentially game-changing teplizumab therapy to the T1D community. I am very pleased to welcome Nancy to our board where we anticipate that her expertise, experience, guidance and governance will be invaluable,” stated Ashleigh Palmer, Chief Executive Officer. “I would also like to thank Anthony for the key role he has played in the formation and growth of Provention over the past three years.”

Ms. Wysenski served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals from December 2009 through her retirement in June 2012. During her tenure at Vertex, Ms. Wysenski was responsible for the launches of Incivek and Kalydeco. Prior to joining Vertex, Ms. Wysenski held the position of Chief Operating Officer of Endo Pharmaceuticals, a specialty pharmaceutical company, where she led sales, marketing, commercial operations, supply chain management, human resources and various business development initiatives. Prior to her role at Endo, Ms. Wysenski participated in the establishment of EMD Pharmaceuticals, Inc., where she held various leadership positions, including the role of President and Chief Executive Officer from 2001 to 2006 and Vice President of Commercial from 1999 to 2001. From 1984 to 1998, Ms. Wysenski held several sales-focused roles at major pharmaceutical companies, including Vice President of Field Sales for Astra Merck, Inc. Ms. Wysenski serves as a member of the board of directors of Alkermes plc and Tetraphase Pharmaceuticals, each a publicly traded pharmaceutical company. Ms. Wysenski formerly served as a director for Dova Pharmaceuticals Inc., Reata Pharmaceuticals, Inc. and Inovio Pharmaceuticals, Inc. She is a founder of the Research Triangle Park chapter of the Healthcare Business Women’s Association and served on the Nominating Committee and National Advisory Board of the Healthcare Businesswomen’s Association.

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a clinical-stage biopharmaceutical company leveraging a drug development strategy focused on the prevention or interception of immune-mediated disease. Provention’s mission is to source, transform and develop therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune diseases. Provention’s portfolio includes PRV-031 (teplizumab), a pre-commercial-stage candidate that has been shown to delay the onset of end-stage type one diabetes (T1D) in at-risk individuals with pre-symptomatic disease. The Company’s portfolio includes additional clinical-stage product development candidates currently in development for other autoimmune diseases, including celiac disease and lupus.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the anticipated value of the addition of Ms. Wysenski to our board. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Provention’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the risks listed under “Risk factors” in our annual report on Form 10-K for the year ended December 31, 2019 and any subsequent filings with the Securities and Exchange Commission (SEC). As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Investors:

Sam Martin, Argot Partners

sam@argotpartners.com

212-600-1902

Media:

Lori Rosen, LDR Communications

lori@ldrcommunications.com

917-553-6808